Exhibit 99.1

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One Parlex Place, Methuen, MA 01844, (978)946-2564

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CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"

                                                      FOR IMMEDIATE RELEASE


Parlex Corporation Reports Fourth Quarter and Fiscal Year End Financial Results

Methuen Massachusetts, August 30, 2004 - Parlex Corporation (PRLX) reported revenues for the quarter ended June 30, 2004 of $29.1 million, a 55% increase over the $18.8 million reported in the same period a year earlier. Loss from operations was ($0.8 million) compared to a loss from operations of ($2.1 million) for the fourth quarter of fiscal year 2003. The fourth quarter net loss was ($1.6 million) for fiscal year 2004 compared to a fourth quarter net loss of $2.3 million in fiscal year 2003. The fourth quarter per share loss was ($0.27) compared to a loss of ($0.36) in the prior year.

For fiscal year 2004, revenues were $95.5 million compared to fiscal year 2003 revenues of $82.8 million, a 15% improvement. Loss from operations was ($5.5 million) in fiscal 2004 compared to a loss of ($12.5 million) in fiscal 2003. Net loss for fiscal 2004 was ($8.2 million) compared to a loss of ($19.5 million) in fiscal 2003. The per share loss was ($1.31) versus a per share loss of ($3.09) for the prior year.

Peter Murphy, president and CEO stated "Revenue grew 25% sequentially in the fourth quarter and we made significant progress towards profitability. Included in the fourth quarter operating loss were reserves of approximately $.5 million against inventory and accounts receivable, related to a customer dispute. Many other results indicate we are doing the right things to strengthen our financial performance and market position. Our book-to-bill ratio remains positive with a backlog of approximately $29 million.

Asian operations recorded the major share of growth both in the fourth quarter and for the fiscal year. Year over year growth in China exceeded 50% and Asia now represents 38% of revenues. In the fourth quarter, our proprietary low temperature lead free surface mount assembly technology was transferred to China to take advantage of the growing opportunities for adding value to our circuits.

Our Polymer Thick Film business in the United States and Europe experienced double digit growth and solid profitability in 2004. In addition to continued strong performance in the appliance market, significant new business relationships were established in the medical market. The medical market now represents over 17% of worldwide revenues with important opportunities across all product lines.


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Laminated cable sales remained strong throughout the year, an indication of our improved North American electronics market. Increased capabilities in our Mexican operation enhanced profitability. The Multilayer Business sustained significant losses primarily due to underutilization of the Methuen manufacturing center. In July, we announced a strategic relationship with Delphi Corporation in which Parlex would supply multilayer product to the connection systems business line. The Company began transfer of product from Delphi into this operation late in the quarter. This additional business will improve utilization in the Multilayer operations over the next several quarters.

Bookings for the quarter and fiscal year 2004 were approximately $30 and $103 million, respectively. Significant bookings were recorded in the computer segment for inkjet printer products, in the appliance sector for dishwasher electronics, in the medical sector for disposable medical products and in handheld electronics for cell phone antennas.

The Company expects continued growth in fiscal year 2005 with a return to profitability. We are carefully managing costs while we continue to introduce new products to meet the needs of our broad customer base."

Interested parties are invited to participate in Parlex's quarterly teleconference, which will be held on Tuesday, August 31, 2004 at 10:00 AM Eastern Time. To participate in the conference, dial 800-247-9979 and ask for the Parlex Quarterly Conference. This call is being webcast by CCBN and can also be accessed at Parlex Corporation's web site at www.parlex.com by clicking on "Investor Info" on the home page.

About Parlex
------------
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.


Forward Looking Statements
--------------------------

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies;
(iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans;


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and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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